Exhibit 99.1

FOR RELEASE: Tuesday, April 18, 2006

For:	Contact:
KENILWORTH SYSTEMS CORPORATION	Herbert Lindo
185 Willis Avenue, Suite # 4	Chairman & CEO
Mineola, NY 11501
Tel: (516) 741-1352
Fax: (516) 741-7194

FOR IMMEDIATE RELEASE

ANNUAL REPORT FURTHER DELAYED

MINEOLA, N.Y., April 18, 2006 – Kenilworth Systems Corporation (OTC Pink Sheets: KENS)……..Kenilworth Systems Corporation (“Kenilworth”) in an 8-K filing today reported that the Company’s Annual Report for the period ended December 31, 2005, after having filed an extension until April 17, 2006, will be further delayed for approximately two (2) weeks.

Herbert Lindo, Chairman and CEO stated the delay is caused by the extensive expenses incurred in continuing negotiations taking place in the Philippines with a Philippine government authorized agency, the acquisition of Lighthouse Supply and Services, Inc. in the Philippines, all of which require Independent Auditors confirmation and the lack of qualified staff personnel that left the Company in November 2005, which have not as yet been replaced.

As previously reported, the Company sustained a loss of $3,267,912 for the nine (9) month period ended September 30, 2005 which included a non-operating loss of $1,250,000. The Company expects these losses will continue until its “Roulabette® System” becomes acceptable to the worldwide Casino and Lottery Industry.

Roulabette® is the brand name, coined by the Company, for a method and system for placing wagers on live, in-progress casino table games broadcast to digital satellite and digital cable subscribers, such as Roulette, Dice, Baccarat and more, at sites remote from the actual casino table at which the game is taking place.

With the patented Roulabette® System, the actual wagering takes place at the receiving television set managed by the microprocessor installed in the set-top boxes (both cable and satellite) or as an attachment to the TV set. The wagering is not managed by the casino that broadcasts Roulabette®. It is a one-way transmission requiring only the consent of the receiving jurisdictions. The Roulabette® casino is next door, doesn’t have the costly bricks and mortar, and can be managed to prevent the under aged from participating and shut out the compulsive gamblers by using lotteries to manage the cash handlings.

FORWARD LOOKING STATEMENT

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E the Securities Exchange Act of 1934, as amended and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. “Forward-looking statements” describe future expectations, plans, results, or strategies and are generally preceded by words such as “may,” “future,” “plan” or “planned,” “will” or “should,” “expected,” “anticipates,” “draft,” “eventually” or “projected.” You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including the risks that actual results may differ materially from those projected in the forward-looking statements as a result of various factors, and other risks identified in a company’s annual report on Form 10-K or 10-Q and other filings made by such company with the Securities and Exchange Commission. You should consider these factors in evaluating the forward-looking statements included herein, and not place undue reliance on such statements. The forward-looking statements in this release are made as of the date hereof and Kenilworth undertakes no obligation to update such statements.

Contact: Herbert Lindo, Chairman & CEO, Kenilworth Systems Corp. (516) 741-1352, Roulabette@aol.com.